Filed Pursuant to Rule 424(b)(5)
Registration No. 333-276162

PROSPECTUS SUPPLEMENT

(To prospectus dated February 27, 2024)

5E Advanced Materials, Inc.

Up to $15,000,000 of Common Stock

We have entered into an equity distribution agreement (the “Equity Distribution Agreement”) with Canaccord Genuity LLC and D.A. Davidson & Co. (together, the “Agents”), dated March 28, 2024, relating to the sale of shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Equity Distribution Agreement, we may offer and sell shares of our common stock, $0.01 par value per share, having an aggregate offering price of up to $15,000,000 from time to time through or to the Agents, acting as our agents or as principal.

Our common stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “FEAM”. Our CHESS Depositary Interests (“CDIs”) are listed on the Australian Securities Exchange under the symbol “5EA” with ten CDIs representing an interest in one share of our common stock. On March 27, 2024, the last reported sale price of our common stock was $1.34 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including to or through a market maker, on or through Nasdaq or any other market venue where the securities may be traded, in the over-the-counter market, block transactions, in privately negotiated transactions, through a combination of any such methods of sale, or any other method permitted by law. No Agent is required to sell any specific amount of securities, but each will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Agents will be entitled to compensation at a commission rate equal to 3.0% of the gross sales price per share sold under the Equity Distribution Agreement. In connection with the sale of shares of our common stock on our behalf, the Agents will be deemed to be “underwriters” within the meaning of the Securities Act and the compensation of the Agents will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Agents with respect to certain liabilities, including liabilities under the Securities Act. See “Plan of Distribution” beginning on page S-16 for additional information regarding the compensation to be paid to the Agents.

Investing in our common stock involves a high degree of risk. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page  S-5 of this prospectus supplement, as well as the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Canaccord Genuity	D.A. Davidson & Co.

The date of this prospectus supplement is March 28, 2024.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to the offering of shares of our common stock having an aggregate offering price of up to $15,000,000 from time to time pursuant to an equity distribution agreement (the “Equity Distribution Agreement”) with Canaccord Genuity LLC (“Canaccord”) and D.A. Davidson & Co. (“Davidson”) (together, the “Agents”). Before buying any of the shares of common stock that we are offering, we urge you to carefully read this prospectus supplement, together with the information incorporated by reference as described under the headings “Where You Can Find Additional Information; Incorporation by Reference” in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. These documents contain important information that you should consider when making your investment decision. In general, when we refer to the prospectus, we are referring to both the prospectus supplement and the accompanying prospectus combined.

This prospectus supplement describes the terms of this offering of shares of common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and the Agents have not, authorized any other person to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. Neither we nor the Agents take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement or any permitted free writing prospectuses we have authorized for use in connection with this offering. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents or any earlier date specified for such information unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision.

Information contained on, or accessible through, our website is not part of this prospectus supplement. We and the Agents are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context otherwise requires, we use the terms “company,” “we,” “our,” “us,” and “5E” in this prospectus supplement to refer to 5E Advanced Materials, Inc. and its subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and documents incorporated by reference. It does not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus and documents incorporated by reference carefully, including the section titled “Risk Factors” and our historical consolidated financial statements and related notes incorporated by reference herein.

We are an exploration stage company focused on becoming a vertically integrated global leader and supplier of boron specialty and advanced materials whose mission is to enable decarbonization, increase food security, and ensure domestic supply of critical materials. We hold 100% of the rights through ownership in the 5E Boron Americas (Fort Cady) Complex located in southern California, through our wholly owned subsidiary 5E Boron Americas, LLC (“5E Boron Americas”). Our Fort Cady Project (the “Project’) is underpinned by a mineral resource that includes boron and lithium, with the boron being contained in a conventional boron mineral known as colemanite. In 2022, our facility was designated as Critical Infrastructure by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency. Our vision is to safely process boric acid and lithium carbonate through sustainable best practices to enable decarbonization, food security and domestic supply surety.

We hold 100% of the ownership rights in the Project through our wholly owned subsidiary, 5E Boron Americas, LLC (f/k/a Fort Cady (California) Corporation). Through a multi-phased approach, we plan to develop the Project into a large-scale boron and lithium complex. The Project is based on a conventional colemanite deposit, which is a hydrated calcium borate mineral found in evaporite deposits, and we believe it is one of the largest known new conventional boron deposits globally. The deposit hosts a mineral resource from which we intend to extract and process into boric acid, boron advanced materials, lithium carbonate, and potentially other co-products. These materials are scarce in resource, currently subject to supply risk as a large portion of their consumption in the United States is sourced from foreign producers and are essential for supporting critical industries. When the Project is successfully developed, we believe that we can become an important supplier helping to provide supply security for these materials in the United States. The importance of the Project and its mineral resource has been recognized by it being designated as Critical Infrastructure by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency. The Project is also expected to serve as an important supply source of boric acid that we intend to process and develop into boron specialty and advanced materials over time.

In November 2023, we obtained final approval from the United States Environmental Protection Agency (“EPA”) to commence mining operations under our Underground Injection Control Permit (the “UIC Permit”). We began mining operations on January 1, 2024 and target operating our chemical plant facility to achieve first production in April 2024. The initial permit allows us to mine until June 30, 2024, and we are in continued engagement with the EPA to modify our UIC Permit to update its terms associated with monitoring, modeling, and injection intervals to facilitate long-term injection and operations and maximize boron and lithium extraction. While operating our Small-Scale Facility (“SSF”), we plan to progress with front end loading, a stage gated project management system (“FEL,” with a number to the corresponding stage, such as “FEL2”) and commence FEL2 engineering. Upon completion of FEL2, we expect to progress into FEL3 and ultimately detailed engineering (FEL4). Upon completing all phases of engineering, we plan to commence commercial construction and are targeting initial commercial production (90,000 short tons per annum of boric acid) in the second half of calendar year 2026 or first half of calendar year 2027.

American Pacific Borates Limited, our former parent company (“ABR”), was incorporated in October 2016 under the laws of Western Australia for the purpose of acquiring the rights in the Project from Atlas Precious Metals, Inc. The acquisition of Fort Cady (California) Corporation was completed in May 2017 and ABR’s ordinary shares were subsequently admitted for official quotation on the ASX in July 2017.

We were incorporated in the State of Delaware on September 23, 2021, as a wholly owned subsidiary of ABR for the purposes of effecting the Reorganization (as defined in the accompanying prospectus dated February 27, 2024).

We received all the issued and outstanding shares of ABR pursuant to a statutory Scheme of Arrangement under Part 5.1 of the Australian Corporations Act (“Scheme”). The Scheme was approved by ABR’s shareholders at a general meeting of shareholders held on December 2, 2021. Following shareholder approval, the Scheme was approved by the Federal Court of Australia on February 24, 2022.

After completion of the Scheme, we listed shares of our common stock, par value $0.01 per share (the “Common Stock”), on Nasdaq under the symbol “FEAM” on March 15, 2022 and de-listed ABR from the ASX on March 8, 2022.

Pursuant to the Reorganization, we issued to the shareholders of ABR either one share of our Common Stock for every ten ordinary shares of ABR or one CHESS Depositary Interest (“CDI”) for every one ordinary share of ABR, in each case, as held on the Scheme record date. Eligible shareholders of ABR (those whose residence at the record date of the Scheme is in Australia, New Zealand, Canada, Hong Kong, Ireland, Papua New Guinea, Singapore, Malaysia, Thailand, or the United States) received CDIs by default. In order to receive Common Stock, eligible shareholders were required to complete and submit an election form to ABR’s registry no later than 5:00 pm (AEDT) on March 2, 2022. Ineligible shareholders did not receive CDIs or shares of Common Stock but instead received the proceeds from the sale of the CDIs to which they would otherwise have been entitled by a broker appointed by ABR. The appointed broker sold the CDIs in accordance with the terms of a sale facility agreement and remitted the proceeds to ineligible shareholders. Additionally, we canceled each of the outstanding options to acquire ordinary shares of ABR and issued replacement options representing the right to acquire shares of our Common Stock on the basis of one replacement option for every ten existing ABR options held. We maintain an ASX listing for our CDIs, with each CDI representing 1/10th of a share of Common Stock. Holders of CDIs can trade their CDIs on the ASX and holders of shares of our Common Stock are able to trade their shares on Nasdaq.

Following completion of the Reorganization, ABR became a wholly owned subsidiary of 5E Advanced Materials, Inc.

Our principal executive offices are located at 9329 Mariposa Road, Suite 210, Hesperia, California 92344. Our telephone number is (442) 221-0225.

THE OFFERING

Issuer	5E Advanced Materials, Inc.

Shares of common stock offered by us	Shares of our common stock having an aggregate offering price of up to $15,000,000.

Shares to be outstanding immediately after this offering	Up to 55,431,083 shares of our common stock, assuming the sale of 11,194,029 shares in this offering at a public offering price of $1.34 per share, which was the last reported sale price of our common stock on Nasdaq on March 27, 2024. The actual number of shares issued will vary depending on how many shares of our common stock we choose to sell and the prices at which such sales occur, as well as any limitations on the number of shares that may be sold hereunder pursuant to applicable ASX Listing Rules.

Plan of distribution	Sales of our common stock, if any, under this prospectus supplement will be made in one or more transactions through sales deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, including to or through a market maker, on or through Nasdaq or any other market venue where the securities may be traded, in the over-the-counter market, block transactions, in privately negotiated transactions, through a combination of any such methods of sale, or any other method permitted by law, in each case, from time to time through our sales agents, Canaccord and Davidson. See “Plan of Distribution” on page S-16.

Use of proceeds	We intend to use the net proceeds from this offering for operation of the SSF, FEL2 engineering and general corporate purposes, including, without limitation, working capital, capital expenditures, advances to or investments in our subsidiaries, and general and administrative matters. See the section titled “Use of Proceeds” on page S-10 of this prospectus supplement.

Market for common stock	Our common stock is listed on Nasdaq under the symbol “FEAM”. Our CDIs are listed on the ASX under the symbol “5EA” with ten CDIs representing an interest in one share of our common stock.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement, on page 12 of the accompanying prospectus and in any subsequent prospectus supplement for a discussion of factors you should carefully consider before investing in our common stock.

Unless otherwise indicated, all information in this prospectus supplement related to the number of shares of our common stock to be outstanding immediately after this offering is based on 44,237,054 shares of our common stock outstanding as of December 31, 2023 and excludes:

•

up to 66.3 million shares of common stock that may be issuable upon conversion of our outstanding convertible notes (after giving effect to the Out-of-Court Restructuring (as defined below) and assuming all interest is paid-in-kind);

•	4.1 million options outstanding as of December 31, 2023, with a weighted-average exercise price of $9.76 per share; and

•	0.65 million restricted share, director restricted share and performance share awards outstanding as of December 31, 2023.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as amended, and as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, including the risk factors and other information contained in or incorporated by reference into this prospectus before investing in any of our securities. Our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that we may face.

There is substantial doubt regarding our ability to continue as a going concern. We will need to raise substantial additional funding, which may not be available on acceptable terms, if at all, to be able to continue as a going concern and advance our Project.

There is substantial doubt regarding our ability to continue as a going concern. Our existence in our current form is dependent upon our ability to obtain additional capital. Our cash and cash equivalents as of the date of this prospectus supplement will not be sufficient to fund our long-term operations. Raising funds in the current economic environment is challenging and financing may not be available in sufficient amounts or on acceptable terms, if at all. The issuance of additional securities, whether equity or debt, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or debt securities may dilute the ownership of existing shareholders. If we are not able to procure additional financing and our cash balance falls below $7.5 million, an event of default under our convertible note agreement would occur if not cured after 30 days.

Following this offering, we will still need substantial additional financing to continue our ongoing development and proposed operations. If we do not obtain such financing, our proposed business may be at risk or the execution of our business plan may be delayed.

We have limited assets upon which to develop and commence our business operations and to rely otherwise. Following this offering, we will need to seek significant additional funds in the future through equity or debt financings, or strategic alliances with third parties, either alone or in combination with equity financings to fund our business plan and to complete our mining exploration initiative. Our business plan, which includes the development of the Project (as defined in the accompanying prospectus dated February 27, 2024), has required and will continue to require substantial capital expenditures. We will require financing to fund our engineering phases, development, construction, and initial commercial production activities and are required to raise additional capital in respect of continuing our proposed mining exploration program, pre-production activities, including the SSF, legal, operational set-up, general and administrative, marketing, employee salaries and other related expenses.

If we are unable to raise adequate funds, we may have to delay, reduce the scope of or eliminate some or all of our business plan expenditures, and the failure to procure such required financing could have a material and adverse effect on our business, liquidity, financial condition and results of operations as well as our ability to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Obtaining additional funding will be subject to various additional factors, including investor acceptance of our business plan, the status of our development program and ongoing results from our exploration and development efforts. If we are not able to secure adequate additional funding when needed, we will need to re-evaluate our operating plan and may be forced to make significant reductions in spending, extend payment terms with suppliers, liquidate assets where possible, limit, suspend or curtail planned development programs and cease operations entirely. Having insufficient funds may also require us to relinquish rights to assets and technology that we would otherwise prefer to develop ourselves, or on less favorable terms than we would otherwise choose. The foregoing actions and circumstances could materially adversely impact our business, liquidity, results of operations and future prospects.

Any such required financing may not be available in amounts or on terms acceptable to us or at all, and the failure to procure such required financing could have a material and adverse effect on our business, financial condition and results of operations, or threaten our ability to continue as a going concern. In addition, if we are unsuccessful in raising the required funds, we may need to modify our operational plans to continue as a going concern, and we may have to delay, reduce the scope of or eliminate some or all of our planned development activities or proposed exploration programs at the Project and elsewhere. In the event additional capital resources are unavailable, we may also be forced to sell some or all of our properties in an untimely fashion or on less than favorable terms. Any of these factors could harm our operating results.

Until successful commercial production is achieved from the Project, allowing for the generation of sufficient revenue to fund our continuing operations, we will continue to incur operating and investing net cash outflows associated with, among other things, developing the Project, maintaining our properties and undertaking ongoing exploration and optimization activities. As a result, we rely on access to capital markets as a source of funding for our capital and operating requirements. We require additional capital to fund our ongoing operations, define mineralization, conduct further technical and economic studies (which may include a bankable feasibility study) and bring the Project into production, which will require funds for construction and working capital. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all, or that we will be successful in commencing and maintaining commercial borates or lithium extraction, production of boron advanced materials, or that our sales projections for these and other products will be realized.

Depending on the type and the terms of any financing we pursue, shareholders’ rights and the value of their investment in our CDIs and Common Stock could be reduced. Any additional equity financing will dilute stockholdings, and new or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our CDIs and Common Stock, the market price of our CDIs and Common Stock could be negatively impacted. Any sale of securities will also need to comply with the applicable rules of the stock exchanges on which our securities are listed or quoted for trading. Further, strategic collaboration or royalty agreements may provide us with non-dilutive or minimally dilutive financing but adversely impact our future results of operations or capital resources. There is no guarantee that we will be able to secure any additional funding or be able to secure funding which will provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position.

We have invested and plan to continue to invest significant amounts of capital in the Project on exploration and development activities, which involve many uncertainties and future operating risks that could prevent us from realizing profits on expected timeframes or at all.

Our business is capital intensive. Specifically, the exploration and recovery of boric acid and lithium, the mining costs, the maintenance of machinery and equipment, and the compliance with applicable laws and regulations, each require substantial capital expenditures. We plan to continue to invest significant capital over the next several years on the development of the Project to bring it into production and will have to continue to invest capital to maintain or increase the amount of mineral resources we hold and our rates of production once commercialization of the Project has occurred. Mining exploration is highly speculative in nature, involves many risks and is frequently unsuccessful. Development and production activities may involve many uncertainties and operating risks that could prevent us from realizing profits, putting pressure on our consolidated balance sheet and credit rating. Unforeseen issues, including increasing the required amount of capital expenditure necessary to bring the Project into production, the impact of volatile boric acid and its derivatives, lithium carbonate, hydrochloric acid (“HCl”), sulphate of potash (“SOP”) and gypsum prices, our ability to enter into supply contracts with buyers, and obstacles or complexities that could arise in the environmental or permitting process may cause us not to proceed with any one or a combination of these activities. Moreover, once mineralization is discovered, it may take a number of years from the initial phases of drilling before production is possible, during which time the economic feasibility of production may change. We previously targeted reaching initial commercial production in fiscal year 2026. Given the permitting hurdles and time to obtain final EPA approval and resource constraints in fiscal year 2024, we are now targeting to reach initial commercial production in the second half of calendar year 2026 or first half of calendar year 2027. This target continues to be dependent on a number of factors and assumptions, including obtaining the requisite funding for, and the successful construction of, our proposed large-scale complex, in addition to obtaining and maintaining applicable permits, and there can be no assurance that we will be able to meet any such target on time, on budget, or at all due to many factors including our limited experience in successful construction of similar projects, the complexity of the project, supply chain issues, higher costs, construction delays, cost overruns, planned and unplanned shutdowns, turnarounds, outages and other delays and interruptions. If and when production begins, no assurance can be given that we will be able to maintain our production levels or generate sufficient cash flow, capitalize a sufficient amount of our net profit or have access to sufficient equity investments, bank loan or other debt financing alternatives to fund our capital expenditure at a level necessary to continue our exploration and exploitation activities. In addition, we cannot assure you that existing or future projects, if approved and executed, will be completed on schedule, within budget or achieve an adequate return on investment.

The amounts and timing of expenditures will depend on the progress of ongoing development, the results of consultants’ analyses and recommendations, the rate at which operating losses are incurred, and other factors, many of which are beyond our control. Whether the mineral deposits we have discovered will be successfully extracted depends on a number of factors, which include, without limitation, the particular attributes of the deposit, prices for the minerals and the volatility of their respective markets, and governmental regulations. If we cannot complete development activities and commence and maintain mining operations, we may never generate revenues and will never become profitable.

The Project may be delayed, more costly than anticipated or unsuccessful for many reasons, including declines in boric acid and its derivatives, lithium carbonate, HCl, SOP and gypsum prices, cost overruns, project implementation schedule slippage, shortages of or delays in the delivery of equipment or purpose-built components from suppliers, escalation in capital costs estimates, mechanical or technical difficulties, increases in operating costs structures, possible shortages of construction or other personnel, other labor shortages or industrial action, pandemic or localized epidemic, environmental occurrences during construction that result in a failure to comply with environmental regulations or conditions on development, or delays and higher-than expected costs, unanticipated natural disasters, accidents, miscalculations, unanticipated financial events, political or other opposition, litigation, acts of terrorism, operational difficulties or other events associated with such construction that may result in the delay, suspension or termination of the Project, resulting in further costs, the total or partial loss of our investment and a material adverse effect on our results of operations, financial performance and prospects.

There are risks associated with our convertible notes that could adversely affect our business and financial condition.

We initially issued $60.0 million of convertible notes in August 2022 under a convertible note purchase agreement which was subsequently amended and restated in January 2024 in connection with our previously announced restructuring transactions (as amended and restated, the “Note Purchase Agreement”). The convertible notes, as amended and restated, bear interest at a rate of 4.50% per annum, payable semi-annually, or 10.00% per annum if we elect to pay such interest through the delivery of additional convertible notes, and are convertible into up to 66,261,621 shares of our common stock at a conversion price of $1.5375 per share of common stock (including accrued interest paid-in-kind) in accordance with the terms of the Note Purchase

Agreement. The convertible notes mature on August 15, 2028. Following certain corporate events that may occur prior to the maturity date, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its convertible notes in connection with such a corporate event. The holders of the notes have waived the minimum cash covenant through June 28, 2024, with a reduction in such covenant thereafter from $10 million to $7.5 million.

The Note Purchase Agreement provides for standard and customary events of default, such as our failing to make timely payments and failing to timely comply with the reporting requirements of the Exchange Act. The convertible notes also contain customary affirmative and negative covenants, including limitations on incurring additional indebtedness or the creation of additional liens on our assets. In addition, if we experience a change of control, which as defined in the Note Purchase Agreement includes the sale of all or substantially all of our assets, or our common stock ceasing to be listed on Nasdaq or any other eligible exchange, then the holders of the convertible notes can require us to repay the outstanding indebtedness in cash.

Our ability to remain in compliance with the covenants under the convertible notes depends on, among other things, our operating performance, competitive developments, financial market conditions, and stock exchange listing of our common stock, all of which are significantly affected by financial, business, economic, and other factors, many of which we are not able to control. Accordingly, our cash flow may not be sufficient to allow us to pay principal and interest on the convertible notes or meet our other obligations under the Note Purchase Agreement. Our level of indebtedness under the Note Purchase Agreement could have other important consequences, including the following:

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We may need to use a substantial portion of our cash flow from operations to pay interest and principal on the convertible notes, which would reduce funds available to us for other purposes such as working capital, capital expenditures, potential acquisitions, and other general corporate purposes;

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We may be unable to refinance our indebtedness under the Note Purchase Agreement or to obtain additional financing for working capital, capital expenditures, acquisitions, or general corporate purposes;

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We may be unable to comply with covenants in the convertible notes, which could result in an event of default that, if not cured or waived, may result in acceleration of the convertible notes and any additional convertible notes issued under the Note Purchase Agreement. An event of default would have an adverse effect on our business and prospects and could force us into bankruptcy or liquidation;

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Our ability to pay interest and repay principal in shares of our common stock, if so elected by us, and conversion of the convertible notes and any additional convertible notes issued under the Note Purchase Agreement could result in significant dilution of our common stock, which could result in significant dilution to our existing stockholders and cause the market price of our common stock to decline; and

•	We may be more vulnerable to an economic downturn or recession and adverse developments in our business.

We have broad discretion as to the use of proceeds from this offering and may not use the proceeds effectively.

Our management will retain broad discretion as to the allocation of the proceeds and may spend these proceeds in ways in which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution.

The price per share of common stock being offered may be higher than the net tangible book value per share of our outstanding common stock. In addition, you may also experience additional dilution after this offering on any future equity issuances. To the extent we issue equity securities, our stockholders will experience substantial additional dilution. See “Dilution” for additional information.

The actual number of shares of common stock we will issue under the Equity Distribution Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Equity Distribution Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the Agents at any time throughout the term of the Equity Distribution Agreement. The number of shares of common stock that are sold by an Agent after our delivery of a placement notice to such Agent will depend on the market price of the shares of common stock during the sales period and limits we set with the Agents. Because the price per share of each share sold will fluctuate based on the market price of shares of our common stock during the sales period, it is not possible at this stage to predict the number of shares of common stock that will or may be ultimately issued.

The shares of common stock offered hereby will be sold in “at the market offerings,” and investors who buy common stock at different times will likely pay different prices.

Investors who purchase shares of common stock in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of common stock sold, and there is no minimum or maximum per share sales price. Investors may experience a decline in the value of their shares of common stock as a result of share sales made at prices lower than the prices they paid.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds, if any, from the sale of the securities offered hereby. We may issue and sell shares of common stock having aggregate sales proceeds of up to $15,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We intend to use the net proceeds from the sale by us of the securities to which this prospectus supplement relates for operation of the SSF, FEL2 engineering, and general corporate purposes.

Pending the use of the net proceeds, we may invest the proceeds in interest-bearing, investment-grade securities, certificates of deposit or government securities.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering.

Historical net tangible book value per share represents our total tangible assets less our total liabilities divided by the total number of shares of common stock outstanding. As of December 31, 2023, our historical net tangible book value was approximately $33.1 million, or $0.75 per share, based on 44,237,054 shares of common stock outstanding as of that date. As of December 31, 2023, after giving effect to our issuance of 19.0 million shares of common stock for total proceeds of $16.7 million in connection with the out-of-court restructuring transactions consummated in January 2024 (the “Out-of-Court Restructuring”), our pro forma net tangible book value was approximately $49.8 million, or $0.79 per share.

After giving effect to receipt of the net proceeds from the sale of an aggregate amount of $15,000,000 of shares of our common stock at an assumed public offering price of $1.34 per share, the last reported sale price of our common stock on Nasdaq on March 27, 2024, and after deducting the estimated commissions and estimated offering expenses payable by us, our as adjusted pro forma net tangible book value as of December 31, 2023 would have been approximately $63.8 million, or $0.86 per share. This represents an immediate increase in as adjusted pro forma net tangible book value of $0.07 per share to our existing stockholders and an immediate dilution of $0.48 per share to new investors participating in this offering.

The following table illustrates this dilution to new investors on a per share basis:

Assumed public offering price per share of common stock		$1.34
Pro forma net tangible book value per share as of December 31, 2023	$0.79
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering, assuming the sale of $15,000,000 of shares of our common stock at the assumed public offering price	0.07

As adjusted pro forma net tangible book value per share of common stock immediately after this offering		$0.86
Dilution per share of common stock to new investors participating in this offering		$0.48

To the extent that outstanding rights to acquire common stock are converted, exercised or settled, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Further, to the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The discussion and table above are based on 44,237,054 shares of our common stock outstanding as of December 31, 2023 and excludes:

•

up to 66.3 million shares of common stock that may be issuable upon conversion of our outstanding convertible notes (after giving effect to the Out-of-Court Restructuring and assuming all interest is paid-in-kind);

•	4.1 million options outstanding as of December 31, 2023, with a weighted-average exercise price of $9.76 per share; and

•	0.65 million restricted share, director restricted share and performance share awards outstanding as of December 31, 2023.

DESCRIPTION OF CAPITAL STOCK

Description of Capital Stock

The following description of our capital stock is a summary. The complete text of our Amended and Restated Certificate of Incorporation and Bylaws are each included as exhibits to the registration statement of which this prospectus supplement forms a part and are incorporated by reference herein. Our authorized share capital is 380,000,000 divided into 360,000,000 shares of Common Stock, par value of $0.01 per share, and 20,000,000 shares of preferred stock, par value of $0.01 per share (“Preferred Stock”). As of February 16, 2024, there are approximately 63,285,836 shares of our Common Stock issued and outstanding held by approximately 19 record holders. As of February 16, 2024, no shares of Preferred Stock are issued and outstanding. The actual number of stockholders is considerably greater than the number of stockholders of record and includes stockholders who are beneficial owners but whose CDIs or shares of Common Stock are held in street name by brokers and other nominees.

Common Stock

Except as otherwise required by law, as provided in our Amended and Restated Certificate of Incorporation or as provided in the resolution or resolutions, if any, adopted by our Board of Directors (our “Board”) with respect to any series of the Preferred Stock, the holders of our Common Stock will exclusively possess all voting power. Each holder of shares of Common Stock will be entitled to one vote for each share held by such holder. Our Amended and Restated Certificate of Incorporation and Bylaws provide that a majority in voting power of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at all meetings of stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, our Bylaws or our Amended and Restated Certificate of Incorporation, and except for any action to amend, alter or repeal our Bylaws, which shall require the affirmative vote of at least 66 2/3% of the voting power of the shares of then-outstanding voting stock entitled to vote generally in the election of directors, voting together as a single class. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of our Common Stock will have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board from time to time out of assets or funds legally available therefor and will have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

CDIs

CDIs confer the beneficial ownership of our Common Stock on each CDI holder, with the legal title to such securities held by an Australian depositary entity, CHESS Depositary Nominees Pty Ltd. (the “Depositary Nominee”). The Depositary Nominee will be the registered holder of those shares of our Common Stock held for the benefit of holders of CDIs. The Depositary Nominee does not charge a fee for providing this service. Ten CDIs will represent an interest in one share of our Common Stock. Holders of CDIs will not hold the legal title to the underlying shares of our Common Stock to which the CDIs relate, as the legal title will be held by the Depositary Nominee. Each holder of CDIs will, however, have a beneficial interest in the underlying shares in our Common Stock. Each holder of CDIs that elects to vote at a stockholders meeting will be entitled to one vote for every 10 CDIs held by such holder. In order to vote at a stockholder meeting, a CDI holder may:

•

instruct the Depositary Nominee, as legal owner of the shares of Common Stock, to vote the Common Stock represented by their CDIs to vote the shares of our Common Stock represented by their CDIs in a particular manner. A voting instruction form will be sent to holders of CDIs and must be completed and returned to the share registry for the CDIs prior to a record date fixed for the relevant meeting, or the Voting Instruction Receipt Time, which is notified to CDI holders in the voting instructions included in a notice of meeting;

•

inform us that they wish to appoint themselves or a third party as the Depositary Nominee’s proxy with respect to our shares of Common Stock underlying the holder’s CDIs for the purposes of attending and voting at the meeting. The instruction form must be completed and returned to the share registry for the CDI prior to the CDI Voting Instruction Receipt Time; or

•

convert their CDIs into shares of our Common Stock and vote those shares at the meeting. The conversion must be undertaken prior to a record date fixed by the Board for determining the entitlement of members to attend and vote at the meeting. If the holder later wishes to sell their investment on the ASX, it would first be necessary to convert those shares of Common Stock back to CDIs. Further details on the conversion process are set out below.

Voting instruction forms and details of these alternatives are included in each notice of meeting sent to CDI holders by the Company.

Conversion of CDIs to shares of Common Stock

CDI holders may at any time convert their CDIs to a holding of shares of Common Stock by instructing the share registry for the CDIs, either:

•

Directly in the case of CDIs held on the issuer sponsored sub-register operated by the Company (holders of CDIs will be provided with a CDI issuance request form to return to the share registry for the CDIs); or

•

Through their “sponsoring participant” (usually their broker) in the case of CDIs which are held on the CHESS sub-register (in this case, the sponsoring broker will arrange for completion of the relevant form and its return to the share registry for the CDIs).

In both cases, once the share registry for the CDIs has been notified, it will arrange the transfer of the relevant number of shares of Common Stock from the Depositary Nominee into the name of the CDI holder in book entry form or, if requested, deliver the relevant shares of Common Stock to their DTC participant in the United States Central Securities Depositary. The share registry for the CDIs will not charge a fee for the conversion (although a fee may be payable by market participants). Holding shares of Common Stock will, however, prevent a person from selling their shares of Common Stock on the ASX, as only CDIs can be traded on that market.

Conversion of shares of Common Stock to CDIs

Shares of Common Stock may be converted into CDIs and traded on the ASX. Holders of shares of Common Stock may at any time convert those shares to CDIs by contacting the Company’s transfer agent. The underlying shares of Common Stock will be transferred to the Depositary Nominee, and CDIs (and a holding statement for the corresponding CDIs) will be issued to the relevant security holder. No trading in the CDIs may take place on the ASX until this conversion.

The Company’s transfer agent will not charge a fee to a holder of shares of Common Stock seeking to convert their shares of Common Stock to CDIs, although a fee may be payable by market participants.

In either case, it is expected that each of the above processes will be completed within 24 hours, provided that the Company’s transfer agent is in receipt of a duly completed and valid request form. No guarantee can, however, be given about the time required for this conversion to take place.

Dividends and Other Shareholder Entitlements

Holders of CDIs are entitled to receive all the direct economic benefits and other entitlements in relation to the underlying shares of Common Stock that are held by the Depositary Nominee, including dividends and other entitlements that attach to the underlying shares of Common Stock.

It is possible that marginal differences may exist between the resulting entitlement of a holder of CDIs and the entitlements that would have accrued if a holder of CDIs held their holding directly as shares of Common Stock. As the ratio of CDIs to Common Stock is not one-to-one, and any entitlement will be determined on the basis of shares of Common Stock rather than CDIs, a holder of CDIs may not always benefit to the same extent (e.g. from the rounding up of fractional entitlements). We will, however, be required by the ASX Settlement Rules to minimize any such differences where legally permissible. If a cash dividend or any other cash distribution is declared in a currency other than Australian dollars, we currently intend to convert that dividend or other cash distribution to which a holder of CDIs is entitled to Australian dollars and distribute it to the relevant holder of CDIs in accordance with their entitlement.

Due to the need to convert dividends from United States dollars to Australian dollars in the above mentioned circumstances, holders of CDIs may potentially be advantaged or disadvantaged by exchange rate fluctuations, depending on whether the Australian dollar weakens or strengthens against the United States dollar during the period between the resolution to pay a dividend and conversion into Australian dollars.

Takeovers

If a takeover bid is made in respect of any of our Common Stock of which the Depositary Nominee is the registered holder, the Depositary Nominee is prohibited from accepting the offer made under the takeover bid except to the extent that acceptance is authorized by the CDI holders in respect of the shares of Common Stock represented by their holding of CDIs.

The Depositary Nominee must accept a takeover offer in respect of shares of Common Stock represented by a holding of CDIs if the relevant holder of CDIs instructs it to do so and must notify the entity making the takeover bid of the acceptance.

Preferred Stock

Our Board is authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are stated in the resolution or resolutions providing for the issuance of such series adopted by the Board. The authority of the Board with respect to each series of Preferred Stock includes determination of the following:

•	the designation of the series;

•	the number of shares of the series;

•

the dividend rate or rates on the shares of that series, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

•

whether the series will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board determines;

•

whether or not the shares of that series will be redeemable, in whole or in part, at the option of the Company or the holder thereof and, if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

•

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

•	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

•	any other relative rights, preferences and limitations of that series.

PLAN OF DISTRIBUTION

We have entered into the Equity Distribution Agreement with Canaccord Genuity LLC and D.A. Davidson & Co. (together, the “Agents”) under which we may offer and sell shares of our common stock from time to time through the Agents, acting as agents. Pursuant to this prospectus supplement, we may offer and sell up to $15,000,000 of our shares of common stock. Sales of our shares of common stock, if any, under this prospectus supplement and the accompanying base prospectus will be made in one or more transactions through sales deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, including to or through a market maker, on or through Nasdaq or any other market venue where the securities may be traded, in the over-the-counter market, block transactions, in privately negotiated transactions, through a combination of any such methods of sale, or any other method permitted by law.

Each time we wish to issue and sell shares of our common stock under the Equity Distribution Agreement, we will notify the Agents of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed the Agents, unless the Agents decline to accept the terms of such notice, the Agents have agreed to use their commercially reasonable efforts consistent with their normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of the Agents under the Equity Distribution Agreement to sell our common stock are subject to a number of conditions that we must meet. If we have reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Exchange Act, we will promptly notify the Agents and sales of our shares of common stock pursuant to the Equity Distribution Agreement or any terms agreement pursuant thereto may be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied. To the extent sales are made through the Agents, we will report at least semi-annually the total number of shares of our common stock sold and the net proceeds therefrom.

The settlement of sales of shares between us and the applicable Agent is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the Agents may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay the Agents a commission equal to 3.0% of the aggregate gross proceeds we receive from each sale of our common stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse the Agents for certain fees and disbursements of their counsel up to $100,000, in connection with the execution of the Equity Distribution Agreement, in addition to certain ongoing disbursements of their legal counsel, unless we and the Agents otherwise agree. We estimate that the total expenses for the offering, excluding any commissions or ongoing expense reimbursement payable to the Agents under the terms of the Equity Distribution Agreement, will be approximately $500,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

The Agents will provide written confirmation to us before the open on Nasdaq on the day following each day on which our shares are sold under the Equity Distribution Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of shares of our common stock on our behalf, the Agents may be deemed to be “underwriters” within the meaning of the Securities Act and the compensation of the Agents may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Agents with respect to certain liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments the Agents may each be required to make in respect of such liabilities.

The offering of our common stock pursuant to the Equity Distribution Agreement will terminate as permitted therein.

This summary of the material provisions of the Equity Distribution Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Equity Distribution Agreement will be filed as an exhibit on Form 8-K and incorporated by reference to the registration statement of which this prospectus supplement forms a part.

The Agents and their affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of their business, the Agents may actively trade our securities for their own accounts or for the accounts of customers, and, accordingly, the Agents may at any time hold long or short positions in such securities.

We will report at least quarterly the number of shares of common stock sold through our Agents under the Equity Distribution Agreement, the net proceeds to us and the compensation paid by us to our Agents in connection with the sales of common stock. We will also report the number of shares of common stock sold through our Agents under the Equity Distribution Agreement to the ASX in accordance with the requirements of the ASX Listing Rules.

ASX Listing Rules may impose limits on the number of shares of common stock that we can issue without shareholder approval, including pursuant to the Equity Distribution Agreement. In particular, ASX Listing Rule 7.1 provides that a company may not, without prior shareholder approval, issue (or agree to issue) an amount of equity securities in any 12-month period exceeding 15% of the number of shares outstanding at the commencement of that 12-month period. To the extent that the sale of common stock under the Equity Distribution Agreement would exceed our then available capacity under ASX Listing Rule 7.1, such sales will be subject to, and conditional on, shareholder approval.

A prospectus supplement and the accompanying base prospectus in electronic format may be made available on a website maintained by the Agents, and the Agents may distribute the prospectus supplement and the accompanying base prospectus electronically.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP. The Agents are being represented in connection with this offering by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

EXPERTS

The financial statements as of June 30, 2023 and for the year ended June 30, 2023 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of June 30, 2022 and for the year then ended incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to, among other securities, the shares of common stock offered by this prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. For further information pertaining to us and our common stock we are offering under this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus supplement and the accompanying prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.5eadvancedmaterials.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement and accompanying prospectus.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended June 30, 2023, filed with the SEC on August 30, 2023, as amended on Form 10-K/A on October 27, 2023, February 2, 2024 and February 20, 2024.

•	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2023 and December 31, 2023, filed with the SEC on November 9, 2023 and February 14, 2024, respectively.

•

Our Current Reports on Form 8-K (and any amendments thereto on Form 8-K/A) filed with the SEC on July  18, 2023, September  11, 2023, November  9, 2023, November  22, 2023, December  6, 2023, December  11, 2023, January  16, 2024, January  19, 2024, January  29, 2024, January  30, 2024 and February 2, 2024 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K), respectively.

•

The description of our common stock contained in the registration statement on Form 10-12B, filed with the SEC on February 10, 2022, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (excluding any information furnished pursuant to Item 2.02 or

Item 7.01 on any current report on Form 8-K and any corresponding information furnished under Item 9.01 or included as an exhibit) prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

5E Advanced Materials, Inc.

9329 Mariposa Road, Suite 210

Hesperia, CA 92344

(442) 221-0225

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

PROSPECTUS

$50,000,000

Common Stock

5E Advanced Materials, Inc. (the “Company”) may offer and sell from time to time, in one or more offerings, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

We may sell Common Stock in one or more offerings in amounts, at prices and on terms to be determined at the time of the applicable offering. The aggregate initial offering price of all Common Stock sold by us will not exceed $50,000,000.

This prospectus describes some of the general terms that may apply to these offerings. We will provide specific terms of these offerings in one or more supplements to this prospectus. This prospectus may not be used to sell Common Stock unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Our Common Stock may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our Common Stock, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement or other offering materials.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Common Stock. Our Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “FEAM.” On February 16, 2024, the last reported sale price of our Common Stock on Nasdaq was $1.30 per share.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Common Stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, we may sell shares of our Common Stock from time to time and in one or more offerings.

This prospectus provides you with a general description of the shares of Common Stock that we may offer. Each time we sell Common Stock, we will provide a prospectus supplement that will contain specific information about the terms of the offered shares and the offering, including a detailed description of the specific amount or amounts of Common Stock to be offered, the prices of the shares of Common Stock, the name of any agent, underwriter or dealer to or through which the shares of Common Stock may be sold and a description of any arrangement with such agent, underwriter or dealer, and information about any securities exchange or automated quotation system on which the shares will be listed.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus together with the additional information to which we refer you to in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Common Stock offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell Common Stock, and it is not soliciting an offer to buy Common Stock, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation by Reference.”

For investors outside the United States: We have not taken any actions that would permit the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering and distribution of this prospectus outside the United States.

This prospectus does not contain all of the information included in the registration statement of which it forms a part. For further information, we refer you to the entire registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any contract, agreement or other document are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved.

When used in this prospectus and any prospectus supplement, unless otherwise specified or the context otherwise requires, the terms the “Company,” “we,” “our,” and “us” refer to 5E Advanced Materials Inc. together with its consolidated subsidiaries unless the context suggests otherwise.

TRADEMARKS AND TRADE NAMES

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“ABR” refers to American Pacific Borates Limited, a company incorporated under the laws of Australia.

“ASX” refers to the Australian Securities Exchange.

“CDI” refers to a CHESS Depositary Interest.

“Common Stock” refers to the Company’s common stock, par value $0.01 per share.

“Company” refers to 5E Advanced Materials, Inc., a Delaware corporation.

“Corporations Act” refers to the Australian Corporations Act, 2001 (Cth).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Nasdaq” refers to The Nasdaq Global Select Market.

“Reorganization” refers to the transactions pursuant to which, among other things, we (i) issued (a) to eligible shareholders of ABR either one share of our Common Stock for every ten ordinary shares of ABR or one CDI over our Common Stock for every one ordinary share of ABR, in each case, as held on the Scheme record date and (b) to ineligible shareholders proceeds from the sale of the CDIs to which they would otherwise be entitled by a broker appointed by ABR, who sold the CDIs in accordance with the terms of a sale facility agreement and remitted the proceeds to ineligible shareholders, (ii) cancelled each of the outstanding options to acquire ordinary shares of ABR and issued replacement options representing the right to acquire shares of our Common Stock on the basis of a one replacement option for every ten existing ABR options held, (iii) maintained an ASX listing for its CDIs, with each CDI representing 1/10th of a share of Common Stock, (iv) delisted ABR’s ordinary shares from the ASX, and (v) became the parent company to ABR.

“Scheme” refers to a statutory Scheme of Arrangement under Australian law under Part 5.1 of the Corporations Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may include statements that express our and our subsidiaries’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They may appear in a number of places throughout this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein and these forward-looking statements reflect management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting our business. Factors that may impact such forward-looking statements include, but are not limited to, statements concerning:

•	The timing, completion and estimated production capacity of our proposed small-scale facility (“SSF”) and proposed large-scale complex;

•	The outputs from our proposed SSF and their impact on future estimates and potential studies regarding our proposed large-scale complex;

•	Unanticipated costs or delays associated with our proposed SSF;

•	Use of our injection-recovery wells for extraction once our proposed SSF and large-scale complex is complete;

•	Our ability to successfully and economically extract boron and lithium from colemanite and lithium rich minerals;

•	The quantities of resources we expect to be able to extract and our production capabilities;

•	The timing of completing and the expected ability of our proposed SSF facility to serve as a foundation for future design, engineering and cost optimization for our proposed large-scale complex;

•	Our ability to secure the requisite funding for the successful engineering, development, construction, completion and operation of our proposed facilities;

•	The timing and viability of achieving initial commercial production;

•	Our ability to commercialize our output and to enter into commercial agreements;

•

The total addressable market for materials we intend on producing and selling, including its current size, growth trajectory and the underlying factors that may drive growth in the overall market size;

•	The cost and availability of natural gas and electricity;

•	Our ability to timely and successfully reach anticipated full commercial production capacity;

•	Our ability to achieve and maintain profitability and to develop and maintain positive cash flow from our proposed operating activities;

•	Our ability to enter into and deliver product under binding supply agreements;

•	Our ability to acquire and maintain the necessary mining licenses, permits and access rights;

•	Our ability to acquire and maintain the necessary mineral property interests and related water rights;

•	The demand for borates and lithium and the market for their end-use applications; and

•	Our ability to develop downstream advanced materials capabilities.

These forward-looking statements are subject to a number of risks and uncertainties, including:

•	Our ability to implement and recognize benefits from certain reduced spending measures;

•

The substantial doubt regarding our ability to continue as a going concern and our need to raise substantial additional funding, which may not be available on acceptable terms, if at all, to be able to continue as a going concern and advance the Fort Cady Project (the “Project”);

•	Our limited operating history in the borates and lithium industries and no revenue from our proposed extraction operations at our properties;

•	Our need for substantial additional financing, both in the near-term and long-term,to execute our business plan and our ability to access capital and the financial markets;

•	Our status as an exploration stage company dependent on a single project with no known mineral reserves and the inherent uncertainty in estimates of mineral resources;

•	Our lack of history in mineral production and the significant risks associated with achieving our business strategies, including our downstream processing ambitions;

•	We have incurred significant net operating losses to date and we anticipate incurring continued losses for the foreseeable future;

•	Risks and uncertainties relating to the development of the Project in Newberry Springs, CA;

•	Risks related to our ability to prepare and update further technical and economic analysis of the Project, and the timing thereof;

•	Our dependence on a single project;

•	Risks related to our ability to achieve and maintain profitability and to develop positive cash flow from our operating activities;

•	Risks, including changes in technology, that could adversely affect the demand for end use applications that require borates, lithium, and related minerals and compounds;

•	Our long-term success is dependent on our ability to enter into and deliver product under supply agreements;

•	Risks related to estimates of our total addressable market;

•	The costs and availability of natural gas, electricity, and water;

•	Uncertain global economic conditions and the impact this may have on our business and plans;

•	Macroeconomic risks;

•	Government efforts to combat inflation, along with other interest rate pressures arising from an inflationary economic environment, could lead to higher financing and project completion costs.

•	Risks associated with our ongoing investment in the Project;

•	Risks associated with the required infrastructure at the Project;

•	Risks related to the titles of our mineral property interests and related water rights;

•	Any restrictions on our ability to obtain, recycle, and dispose of water on site;

•	Risks related to land use restrictions on our properties;

•	Risks related to volatility in prices or demand for borates, lithium, and other minerals;

•	Fluctuations in the U.S. dollar relative to other currencies;

•	Risks related to mineral exploration and development;

•	Risks related to equipment shortages and supply chain disruptions;

•	Risks associated with any of our customers, suppliers, or any third parties not implementing ethical or legal business practices in compliance with applicable laws and regulations;

•	Competition from new or current competitors in the mineral exploration and mining industry;

•	Risks associated with consolidation in the markets in which we operate and expect to operate;

•

Risks related to compliance with environmental and regulatory requirements, reclamation requirements, the potential generation and disposal of hazardous waste, climate change, and the proposed SEC rules on climate-related disclosures;

•	Risks related to our ability to acquire and maintain necessary mining licenses, permits, or access rights;

•	Litigation risk;

•	Risks related to our main operations being located in California and our engagement with local communities;

•	Our dependence on key management and third parties;

•	Risks related to potential acquisitions, joint ventures, and other investments;

•

Risks related to public health threats, including the novel coronavirus, that may continue to cause disruptions to our operations or may have a material adverse effect on our development plans and financial results;

•	Information technology risks;

•	Risks and costs relating to the Reorganization;

•	Risks related to the possible dilution of our Common Stock;

•	Risks related to our stock price and trading volume volatility;

•	Risks relating to the development of an active trading market for our Common Stock;

•	Risks related to our status as an emerging growth company;

•	Risks related to technology systems and security breaches;

•	A shortage of skilled technicians and engineers;

•	Risks related to technology systems and security breaches;

•	Our facilities of operations could be adversely affected by outside events outside of our control, such as natural disasters, climate change, wars, or health epidemics or pandemics;

•	Risks and uncertainties related to the COVID-19 pandemic;

•	Our increased costs as a result of being a U.S. listed public company;

•	Strategic actions, including acquisitions and dispositions of investments, including but not limited to integrations of acquiring investments;

•	Risks associated with the Convertible Notes;

•	Risk of insufficient cash flow to service the Convertible Notes;

•	Risk of foreclosure on our assets if we default on the Convertible Notes;

•	Risk of dilution of the ownership interest of our existing stockholders if the Convertible Notes are converted;

•	Risk of adverse impact on the price of our Common Stock if the Convertible Notes are converted;

•	Risks associated with limitations on our ability to raise money through equity offerings and to incur additional indebtedness imposed by the Amended and Restated Note Purchase Agreement; and

•	Any other risks described elsewhere in this registration statement or the documents incorporated herein by reference.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus and any accompanying prospectus supplement describe additional factors that could adversely affect the business, financial condition or results of operations of the Company. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CAUTIONARY NOTE REGARDING RESERVES

Unless otherwise indicated, all mineral resource estimates included in this prospectus have been prepared in accordance with, and are based on the relevant definitions set forth in, the SEC’s Mining Disclosure Rules and Regulation S-K 1300 (each as defined below). Mining disclosure in the United States was previously required to comply with SEC Industry Guide 7 (the “SEC Industry Guide 7”) under the Exchange Act. In accordance with the SEC’s Final Rule 13-10570, Modernization of Property Disclosure for Mining Registrant, the SEC has adopted final rules, effective February 25, 2019, to replace SEC Industry Guide 7 with new mining disclosure rules (the “Mining Disclosure Rules”) under sub-part 1300 (Title 17, Part 229, Items 601 and 1300 until 1305) of Regulation S-K of the Securities Act (“Regulation S-K 1300”). Regulation S-K 1300 replaces the historical property disclosure requirements included in SEC Industry Guide 7. Regulation S-K 1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”)-based classification system for mineral resources and mineral reserves and accordingly, under Regulation S-K 1300, the SEC now recognizes estimates of “Measured Mineral Resources,” “Indicated Mineral Resources” and “Inferred Mineral Resources,” and require SEC-registered mining companies to disclose in their SEC filings specified information concerning their mineral resources, in addition to mineral reserves. In addition, the SEC has amended its definitions of “Proven Mineral Reserves” and “Probable Mineral Reserves” to be substantially similar to international standards. The SEC Mining Disclosure Rules more closely align SEC disclosure requirements and policies for mining properties with current industry and global regulatory practices and standards, including the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves, referred to as the “JORC Code.” While the SEC now recognizes “Measured Mineral Resources,” “Indicated Mineral Resources” and “Inferred Mineral Resources” under the SEC Mining Disclosure Rules, investors should not assume that any part or all of the mineral deposits in these categories will be converted into a higher category of mineral resources or into mineral reserves.

The following terms, as defined in Regulation S-K 1300, apply within this prospectus:

Measured Mineral Resource (“Measured” or “Measured Mineral Resource”)	that is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

Indicated Mineral Resource (“Indicated” or “Indicated Mineral Resource”)	is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

Inferred Mineral Resource (“Inferred” or “Inferred Mineral Resource”)	is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

Probable Mineral Reserve (“Probable” or “Probable Mineral Reserve”)	is the economically mineable part of an indicated and, in some cases, a measured mineral resource.

Proven Mineral Reserve (“Proven” or “Proven Mineral Reserve”)	is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

The Company released an amended and restated technical report on Form 10-K/A with a revised report date of February 2, 2024, report date of May 11, 2023, and report effective date of April 1, 2023 (the “Amended Initial Assessment Report”). The purpose of the Amended Initial Assessment Report is to support the disclosure of mineral resource estimates for the Project. The Amended Initial Assessment Report was prepared in accordance with the SEC’s Mining Disclosure Rules and Regulation S-K Subpart 1300 and Item 601(b)(96) (technical report summary). The Amended Initial Assessment Report is discussed in Business and Properties and incorporated by reference as Exhibit 96.1 to this registration statement.

UNLESS OTHERWISE EXPRESSLY STATED, NOTHING CONTAINED IN THIS PROSPECTUS IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

CAUTIONARY NOTE REGARDING EXPLORATION STAGE COMPANIES

We are an exploration stage company and do not currently have any known mineral reserves and cannot expect to have known mineral reserves unless and until an appropriate technical and economic study is completed for Fort Cady or any of our other properties that shows Proven or Probable Mineral Reserves as defined by Regulation S-K 1300. We currently do not have any Proven or Probable Mineral Reserves. There can be no assurance that Fort Cady or any of our other properties contains or will contain any such SEC-compliant Proven or Probable Mineral Reserves or that, even if such reserves are found, the quantities of any such reserves warrant continued operations or that we will be successful in economically recovering them.

CAUTIONARY NOTE REGARDING EMERGING GROWTH COMPANY STATUS

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time we are no longer considered to be an emerging growth company. At times, we may elect to adopt a new or revised standard early.

CAUTIONARY NOTE REGARDING INDUSTRY AND MARKET DATA

This prospectus includes information concerning our industry and the markets in which we will operate that is based on information from various sources including public filings, internal company sources, various third-party sources and management estimates. Our management estimates regarding our position, share and industry size are derived from publicly available information and its internal research, and are based on a number of key assumptions made upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. While we believe the industry, market and competitive position data included in this prospectus is reliable and is based on reasonable assumptions, such data is necessarily subject to a high degree of uncertainty and risk and is subject to change due to a variety of factors, including those described in “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus. We have not independently verified any data obtained from third-party sources and cannot assure you of the accuracy or completeness of such data.

5E ADVANCED MATERIALS, INC.

Company Overview

We are focused on becoming a vertically integrated global leader and supplier of boron specialty and advanced materials, complemented by lithium co-product production. Our mission is to become a supplier of these critical materials to industries addressing global decarbonization, food, and domestic security. Boron and lithium products will target applications in the fields of electric transportation, clean energy infrastructure, such as solar and wind power, fertilizers, and domestic security. The business strategy and objectives are to develop capabilities ranging from upstream extraction and product sales of boric acid, lithium carbonate, and potentially other co-products, to downstream boron advanced material processing and development. The business is based on our large domestic boron and lithium resource, which is located in Southern California and designated as Critical Infrastructure by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency.

Recent Developments

Special Meeting of Stockholders

On January 12, 2024, we held a Special Meeting of Stockholders (the “Special Meeting”) where the following matters were voted upon and approved by our stockholders:

1.	An amendment to our certificate of incorporation to increase the number of authorized shares of Common Stock from 180,000,000 to 360,000,000 (the “Amended and Restated Certificate of Incorporation”);

2.

The issuance of up to $35 million of our Common Stock at a price per share of $1.025 (the “Securities Offering”) to Ascend and 5ECAP, and including a $10 million option to purchase shares of Common Stock to Bluescape; and

3.	The issuance of additional shares of our Common Stock upon conversion of our Convertible Notes.

On January 12, 2024, we filed our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Restructuring Transactions

Amended and Restated Note Purchase Agreement

On January 18, 2024, we entered into the Amended and Restated Note Purchase Agreement, pursuant to which the Convertible Notes, as amended and restated, bear interest at 4.50% per annum, payable semi-annually, or 10.00% per annum if we elect to pay such interest through the delivery of additional Convertible Notes, and are convertible into 66,261,621 shares of Common Stock at a conversion price of $1.5375 per share of Common Stock (assuming all accrued interest is paid-in-kind until maturity) in accordance with the terms of the Amended and Restated Note Purchase Agreement. The Convertible Notes mature on August 15, 2028. Following certain corporate events that may occur prior to the maturity date, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event. In addition, the minimum cash covenant has been waived through June 28, 2024, with a reduction in such covenant thereafter from $10 million to $7.5 million.

In connection with the amendment and restatement, Ascend and Meridian each acquired twenty-five percent (25%) of the outstanding principal amount of the Convertible Notes (including accrued interest paid-in-kind) held by Bluescape.

First Closing of Private Placement

On January 18, 2024, pursuant to the Ascend Subscription Agreement and the Amended and Restated 5ECAP Subscription Agreement, we issued (i) 5,365,854 shares to Ascend at a price of $1.025 per share, which shares include the placement fee paid to Ascend in shares of Common Stock and (ii) 5,365,854 shares of Common Stock to 5ECAP at a price of $1.025 per share, which shares include the placement fee paid to 5ECAP in shares of Common Stock (the “First Closing”).

Second Closing of Private Placement

On January 29, 2024, pursuant to the Amended and Restated 5ECAP Subscription Agreement, we issued 8,317,074 additional shares of Common Stock to 5ECAP, at a price of $1.025 per share, which shares include the placement fee paid to 5ECAP in shares of Common Stock (the “Second Closing”).

Amended and Restated Investor and Registration Rights Agreement

On January 18, 2024, in connection with the Amended and Restated Note Purchase Agreement, we entered into the A&R IRRA. Pursuant to the A&R IRRA, the Company granted Ascend, 5ECAP, Meridian, and Bluescape registration rights, which are the subject of a separate resale registration statement.

Corporate Information

We were incorporated in the State of Delaware on September 23, 2021 for the purposes of effecting the Reorganization. Our principal executive offices are located at 9329 Mariposa Road, Ste 210, Hesperia, CA 92344 and our telephone number is (442) 221-0225. We maintain a website on the Internet at http://www.5eadvancedmaterials.com. Information contained on the website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” meaning that the market value of our Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or our annual revenue is less than $100.0 million during the most recent completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. Accordingly, we may provide less public disclosure than larger public companies,

including the inclusion of only two years of financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

RISK FACTORS

Investing in our Common Stock involves risk. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, as amended, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2023, any subsequently filed Quarterly Reports on Form 10-Q, any subsequently filed Current Reports on Form 8-K, our Definitive Proxy Statement filed with the SEC on December 18, 2023, which are incorporated by reference in this prospectus. See “Incorporation by Reference.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of any Common Stock offered by us pursuant to this prospectus will be used for general corporate purposes. General corporate purposes may include, without limitation:

•	working capital;

•	capital expenditures;

•	advances to or investments in our subsidiaries;

•	repayment of outstanding debt;

•	repurchases of shares of our Common Stock, par value $0.01 per share; and

•	acquisitions of or investments in other businesses.

Pending any specific application described in the applicable prospectus supplement, net proceeds may be initially invested in short-term interest-bearing accounts, securities or similar investments.

DESCRIPTION OF CAPITAL STOCK

Description of Capital Stock

The following description of our capital stock is a summary. The complete text of our Amended and Restated Certificate of Incorporation and Bylaws are each included as exhibits to this registration statement and are incorporated by reference herein. Our authorized share capital is 380,000,000 divided into 360,000,000 shares of Common Stock, par value of $0.01 per share, and 20,000,000 shares of preferred stock, par value of $0.01 per share (“Preferred Stock”). As of February 16, 2024, there are approximately 63,285,836 shares of our Common Stock issued and outstanding held by approximately 19 record holders. As of February 16, 2024, no shares of Preferred Stock are issued and outstanding. The actual number of stockholders is considerably greater than the number of stockholders of record and includes stockholders who are beneficial owners but whose CDIs or shares of Common Stock are held in street name by brokers and other nominees.

Common Stock

Except as otherwise required by law, as provided in our Certificate of Incorporation or as provided in the resolution or resolutions, if any, adopted by our Board of Directors (our “Board”) with respect to any series of the Preferred Stock, the holders of our Common Stock will exclusively possess all voting power. Each holder of shares of Common Stock will be entitled to one vote for each share held by such holder. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of our Common Stock will have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board from time to time out of assets or funds legally available therefor and will have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

CDIs

CDIs confer the beneficial ownership of our Common Stock on each CDI holder, with the legal title to such securities held by an Australian depositary entity, CHESS Depositary Nominees Pty Ltd. (the “Depositary Nominee”). The Depositary Nominee will be the registered holder of those shares of our Common Stock held for the benefit of holders of CDIs. The Depositary Nominee does not charge a fee for providing this service. Ten CDIs will represent an interest in one share of our Common Stock. Holders of CDIs will not hold the legal title to the underlying shares of our Common Stock to which the CDIs relate, as the legal title will be held by the Depositary Nominee. Each holder of CDIs will, however, have a beneficial interest in the underlying shares in our Common Stock. Each holder of CDIs that elects to vote at a stockholders meeting will be entitled to one vote for every 10 CDIs held by such holder. In order to vote at a stockholder meeting, a CDI holder may:

•

instruct the Depositary Nominee, as legal owner of the shares of Common Stock, to vote the Common Stock represented by their CDIs to vote the shares of our Common Stock represented by their CDIs in a particular manner. A voting instruction form will be sent to holders of CDIs and must be completed and returned to the share registry for the CDIs prior to a record date fixed for the relevant meeting, or the Voting Instruction Receipt Time, which is notified to CDI holders in the voting instructions included in a notice of meeting;

•

inform us that they wish to appoint themselves or a third party as the Depositary Nominee’s proxy with respect to our shares of Common Stock underlying the holder’s CDIs for the purposes of attending and voting at the meeting. The instruction form must be completed and returned to the share registry for the CDI prior to the CDI Voting Instruction Receipt Time; or

•

convert their CDIs into shares of our Common Stock and vote those shares at the meeting. The conversion must be undertaken prior to a record date fixed by the Board for determining the entitlement of members to attend and vote at the meeting. If the holder later wishes to sell their investment on the ASX, it would first be necessary to convert those shares of Common Stock back to CDIs. Further details on the conversion process are set out below.

Voting instruction forms and details of these alternatives are included in each notice of meeting sent to CDI holders by the Company.

Conversion of CDIs to shares of Common Stock

CDI holders may at any time convert their CDIs to a holding of shares of Common Stock by instructing the share registry for the CDIs, either:

•

Directly in the case of CDIs held on the issuer sponsored sub-register operated by the Company (holders of CDIs will be provided with a CDI issuance request form to return to the share registry for the CDIs); or

•

Through their “sponsoring participant” (usually their broker) in the case of CDIs which are held on the CHESS sub-register (in this case, the sponsoring broker will arrange for completion of the relevant form and its return to the share registry for the CDIs).

In both cases, once the share registry for the CDIs has been notified, it will arrange the transfer of the relevant number of shares of Common Stock from the Depositary Nominee into the name of the CDI holder in book entry form or, if requested, deliver the relevant shares of Common Stock to their DTC participant in the United States Central Securities Depositary. The share registry for the CDIs will not charge a fee for the conversion (although a fee may be payable by market participants). Holding shares of Common Stock will, however, prevent a person from selling their shares of Common Stock on the ASX, as only CDIs can be traded on that market.

Conversion of shares of Common Stock to CDIs

Shares of Common Stock may be converted into CDIs and traded on the ASX. Holders of shares of Common Stock may at any time convert those shares to CDIs by contacting the Company’s transfer agent. The underlying shares of Common Stock will be transferred to the Depositary Nominee, and CDIs (and a holding statement for the corresponding CDIs) will be issued to the relevant security holder. No trading in the CDIs may take place on the ASX until this conversion.

The Company’s transfer agent will not charge a fee to a holder of shares of Common Stock seeking to convert their shares of Common Stock to CDIs, although a fee may be payable by market participants.

In either case, it is expected that each of the above processes will be completed within 24 hours, provided that the Company’s transfer agent is in receipt of a duly completed and valid request form. No guarantee can, however, be given about the time required for this conversion to take place.

Dividends and Other Shareholder Entitlements

Holders of CDIs are entitled to receive all the direct economic benefits and other entitlements in relation to the underlying shares of Common Stock that are held by the Depositary Nominee, including dividends and other entitlements that attach to the underlying shares of Common Stock.

It is possible that marginal differences may exist between the resulting entitlement of a holder of CDIs and the entitlements that would have accrued if a holder of CDIs held their holding directly as shares of Common Stock. As the ratio of CDIs to Common Stock is not one-to-one, and any entitlement will be determined on the basis of shares of Common Stock rather than CDIs, a holder of CDIs may not always benefit to the same extent (e.g. from the rounding up of fractional entitlements). We will, however, be required by the ASX Settlement Rules to minimize any such differences where legally permissible. If a cash dividend or any other cash distribution is declared in a currency other than Australian dollars, we currently intend to convert that dividend or other cash distribution to which a holder of CDIs is entitled to Australian dollars and distribute it to the relevant holder of CDIs in accordance with their entitlement.

Due to the need to convert dividends from United States dollars to Australian dollars in the above mentioned circumstances, holders of CDIs may potentially be advantaged or disadvantaged by exchange rate fluctuations, depending on whether the Australian dollar weakens or strengthens against the United States dollar during the period between the resolution to pay a dividend and conversion into Australian dollars.

Takeovers

If a takeover bid is made in respect of any of our Common Stock of which the Depositary Nominee is the registered holder, the Depositary Nominee is prohibited from accepting the offer made under the takeover bid except to the extent that acceptance is authorized by the CDI holders in respect of the shares of Common Stock represented by their holding of CDIs.

The Depositary Nominee must accept a takeover offer in respect of shares of Common Stock represented by a holding of CDIs if the relevant holder of CDIs instructs it to do so and must notify the entity making the takeover bid of the acceptance.

Preferred Stock

Our Board is authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are stated in the resolution or resolutions providing for the issuance of such series adopted by the Board. The authority of the Board with respect to each series of Preferred Stock includes determination of the following:

•	the designation of the series;

•	the number of shares of the series;

•

the dividend rate or rates on the shares of that series, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

•

whether the series will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board determines;

•

whether or not the shares of that series will be redeemable, in whole or in part, at the option of the Company or the holder thereof and, if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

•

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

•	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

•	any other relative rights, preferences and limitations of that series.

PLAN OF DISTRIBUTION

We may sell the Common Stock offered under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters;

•	through agents;

•	through brokers or dealers;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	through a combination of such methods; or

•	through any other method permitted by applicable law.

A supplement to this prospectus will describe the particular terms of any offering of Common Stock, including the following:

•	the names of any underwriters, agents, brokers or dealers or any selling security holders;

•	the purchase price of the Common Stock and the proceeds to be received from the sale;

•	any discounts or commissions and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the Common Stock may be listed.

If underwriters are used in the sale, such underwriters will acquire the Common Stock for their own account. The underwriters may resell the Common Stock in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The Common Stock may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the Common Stock will be subject to certain conditions. The underwriters will be obligated to purchase all the Common Stock offered if any of the Common Stock are purchased.

We may sell the Common Stock through agents or dealers designated by us or them. Any agent or dealer involved in the offer or sale of the Common Stock for which this prospectus is delivered will be named, and any commissions payable to that agent or dealer by us or the selling security holders will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase the Common Stock from us as principal and may resell those shares of Common Stock at varying prices to be determined by the dealer.

Underwriters, dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, dealer or agent, place orders online or through their financial advisors.

We also may sell the Common Stock directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act and any discounts, concessions, commissions or fees received by them from us and any profit on the resale of the Common Stock sold by them may be deemed to be underwriting discounts or commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed eight percent (8%) of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the Common Stock, any underwriters or agents, as the case may be, involved in the offering of such Common Stock may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of our Common Stock, the underwriters or agents, as the case may be, may bid for, and purchase, such Common Stock in the open market. Finally, in any offering of Common Stock through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such Common Stock in the offering if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase the Common Stock directly from, and we or it may sell such Common Stock directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our Common Stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our Common Stock which is listed on Nasdaq under the symbol “FEAM.”

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our Common Stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell Common Stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the parties may sell Common Stock covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use Common Stock pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of Common Stock, and may use Common Stock received from us in settlement of those derivatives to close out any related open borrowings of Common Stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we may otherwise loan or pledge Common Stock to a financial institution or other third party that in turn may sell the Common Stock short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our Common Stock or in connection with a concurrent offering of Common Stock.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the Common Stock offered under this prospectus will be passed upon for us by Winston & Strawn LLP. Certain legal matters with respect to the validity of the Common Stock offered under this prospectus will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of June 30, 2022 and for the year then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of June 30, 2023 and for the year ended June 30, 2023 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its Common Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

We also maintain an Internet website at www.5eadvancedmaterials.com. Through our website, we make available, free of charge, the following documents of 5E Advanced Materials, Inc. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5; Schedules 13G and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of Common Stock by means of this prospectus, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•	the description of our capital stock as set forth in our Current Report on Form 8-K/A filed with the SEC on February 2, 2024;

•

our Annual Report on Form 10-K for the year ended June 30, 2023 filed with the SEC on August  30, 2023 and as amended by our amended Annual Report on Form 10-K/A filed with the SEC on October 27, 2023, as further amended by our amended Annual Report on Form 10-K/A filed with the SEC on February 2, 2024, and as further amended by our amended Annual Report on Form 10-K/A filed with the SEC on February 20, 2024;

•	our Definitive Proxy Statement on Schedule 14A filed on December 18, 2023;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2023 and December 31, 2023, filed with the SEC on November 9, 2023 and February 14, 2024, respectively; and

•

our Current Reports on Form 8-K (or Form 8-K/A, as applicable) filed with the SEC on September 11, 2023, November  9, 2023, November  22, 2023, December  6, 2023, December  11, 2023, December 14, 2023, December  19, 2023, January  16, 2024, January  19, 2024, January 29, 2024, January 30, 2024, and February 2, 2024.

The information incorporated by reference into this prospectus is an important part of this prospectus. Neither we nor any underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

Up to $15,000,000 of Common Stock

PROSPECTUS SUPPLEMENT

March 28, 2024

Canaccord Genuity

D.A. Davidson & Co.